                                                                    Exhibit 99.1

[Bancinsurance Corporation Logo]

FOR IMMEDIATE RELEASE                                 For Additional Information
                                                      Contact:     John S. Sokol
                                                                       President
                                                                  (614) 220-5200

                       BANCINSURANCE CORPORATION ANNOUNCES
                              THIRD QUARTER RESULTS

COLUMBUS, Ohio (November 2, 2004) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company, today reported results for the three months ended September 30, 2004. Net income was $404,043, or $0.08 per diluted share, for the third quarter 2004 compared to $750,175, or $0.15 per diluted share, for the same period last year.

The third quarter 2004 results included favorable loss development for the Company's Ultimate Loss Insurance(R) ("ULI") product and premium growth in guaranteed auto protection ("GAP") and waste surety bond products. These positive factors were offset by a decrease in net realized gains on investments combined with losses in the Company's creditor placed insurance ("CPI") product and bail bond reinsurance program.

John Sokol, President, commented, "We achieved solid performance in our core product lines during the third quarter of 2004 and realized favorable loss development in ULI, our largest product. The quarterly results also benefited from an asset allocation change in our investment portfolio earlier this year. These positive contributions were offset by two specific blocks of business that performed poorly in the third quarter of this year. This included runoff from a CPI policy cancelled in the second quarter of 2004 and a bail bond reinsurance program that deteriorated rapidly during 2004. Legal options are being aggressively pursued concerning the bail bond reinsurance program to determine our exposure and also mitigate its impact on the Company's future results. We remain committed to increasing our presence in specialized insurance markets and achieving profitable long-term growth."

Discontinued Bail Bond Program
------------------------------

Beginning in 2001, the Company entered into a reinsurance program covering bail bonds issued by several insurance carriers and sold by a bail bond agency. The liability of the insurance carriers was transferred to a group of reinsurers, including the Company. The Company reinsured up to 15% of the business. The bail bond program was discontinued in the second quarter 2004 and no new bail bonds are being written.

There are certain issues which the Company is disputing with respect to the bail bond reinsurance program. During the third quarter 2004, the Company began arbitration proceedings with two of the four insurance carriers. Through these arbitration proceedings, the Company is seeking rescission of the program, monetary damages for claims paid and other appropriate relief. The insurance carriers are seeking to recover certain of its losses from the Company under its reinsurance agreement. Through September 30, 2004, the Company has received approximately $2.7 million in bail bond claims that are not reserved for as these claims pertain to issues in dispute. The Company has retained legal counsel to review and defend its rights under the various contracts for these disputed issues. As of September 30, 2004, the Company recorded legal reserves and return premium reserves of $450,000 and $226,200, respectively, related to these disputed issues.

As of September 30, 2004, the Company's bail bond loss reserves, net of anticipated recoveries, were $806,243; however, the Company is still investigating the validity of these claims. At the present time, the Company is uncertain as to its ultimate exposure for future loss development on the run off of the bail bond program.

Third Quarter Results
---------------------

Lender/Dealer

Total net premiums earned declined 19.6% to $12,676,975 for the three months ended September 30, 2004 versus the third quarter 2003. The largest portion of this decrease was attributable to ULI premiums, which declined $3,556,735 to $9,180,619 compared to the same period last year. This planned decrease was primarily due to a fourth quarter 2003 producer-owned reinsurance transaction whereby the Company ceded 100% of the premiums (along with the associated risk) for an existing lender/dealer customer.

CPI net premiums earned declined $1,144,628 from a year ago due to cancellation of a poor performing book of business in the second quarter 2004. Net premiums earned for GAP increased to $1,516,913 for the third quarter 2004 from $621,618 a year ago. This growth was primarily due to new customers added combined with rate and volume increases compared to the same period last year.

Unemployment Compensation

Net premiums earned for unemployment compensation ("UC") products increased 6.1% to $1,344,928 in the third quarter 2004 versus a year ago primarily due to growth in the Company's UCassure product and rate increases. These increases were partially offset by the cancellation of an excess of loss policy at year-end 2003.

Other Specialty

Other Specialty products ("OSP") primarily include the Company's waste surety bond program ("WSB") and the bail bond reinsurance program. OSP net premiums earned increased 419.5% to $785,965 for the third quarter 2004 from $151,296 for the same period last year principally due to the WSB program, which was introduced in the second quarter 2004.

Other Revenue

Other revenue declined 7.6% to $1,613,010 for the third quarter 2004 compared to the same period last year due primarily to a decline of $265,498 in net realized gains on investments. This decrease was partially offset by improvement in net investment income as a result of increased after-tax yields on the Company's investment portfolio.

Losses and Loss Adjustment Expenses

Losses and loss adjustment expenses ("LAE") declined 34.8% to $7,822,594 for the third quarter 2004 from $11,997,283 the prior year. The largest amount of this improvement was attributable to ULI losses and LAE which declined 40.4% to $5,811,721 for the third quarter 2004. This was primarily due to favorable loss development and the fourth quarter 2003 producer-owned reinsurance transaction. CPI losses and LAE decreased $509,988 to $147,064 in the third quarter 2004 principally due to the cancellation of a poor performing book of business in the second quarter 2004. GAP losses and LAE increased 35.6% to $1,471,694 for the third quarter 2004 consistent with growth in this business. UC losses and LAE declined $345,329 from a year ago primarily due to the cancellation of an excess of loss policy at year-end 2003. OSP losses and LAE increased $227,129 from a year ago due to reserve strengthening in the bail bond reinsurance program.

Operating Expenses

Operating expenses, which excludes losses, LAE and interest expense, increased 30.5% to $5,839,579 for the third quarter 2004 compared to a year ago. Commission expense rose 42.0% to $2,973,981 for the third quarter 2004 primarily due to the increase in business for GAP and WSB combined with a reduction in ceding commissions.

Ceding commissions declined in the third quarter 2004 versus a year ago due to the cancellation of a 100% producer-owned reinsurance arrangement at the end of 2003. Other insurance operating expenses rose 41.0% to $1,775,849 for the third quarter 2004 compared to the same period last year, principally due to higher salaries, legal costs related to the bail bond program and administrative fees associated with the Company's UCassure product.

Nine Month Results
------------------

Net premiums earned declined 11.6% to $37,160,358 for the nine months ended September 30, 2004 as a result of decreases in ULI and CPI which were partially offset by increases in GAP and OSP business. ULI net premiums earned were impacted by the fourth quarter 2003 producer-owned reinsurance transaction and CPI was impacted by the cancellation of a poor performing book of business.

Other revenue improved 9.5% to $5,507,316 for the nine months ended September 30, 2004 compared to the same period last year principally due to an increase in net realized gains on investments and net investment income.

Losses and LAE declined 16.3% to $23,372,520 for the first nine months of 2004 from $27,931,640 a year ago principally due to lower Lender/Dealer losses and LAE which were partially offset by an increase in OSP. Lender/Dealer losses and LAE declined due to favorable loss development within our ULI product line and as a result of the fourth quarter 2003 producer-owned reinsurance transaction. OSP losses and LAE increased $1,540,289 from a year ago principally due to deterioration in the bail bond reinsurance program.

Operating expenses, which excludes losses, LAE and interest expense, increased 5.0% to $15,537,339 for the first nine months of 2004 compared to a year ago. Lower experience rating adjustments were offset by higher commission expense and other insurance operating expenses. Experience rating adjustments declined as a result of the fourth quarter 2003 producer-owned reinsurance transaction. Commission expense increased primarily due to higher commission rates associated with the CPI product line, the increase in business for GAP and WSB and a reduction in ceding commissions. Other insurance operating expenses rose as a result of higher salaries, legal costs related to the bail bond reinsurance program and administrative fees associated with the Company's UCassure product.

Combined Ratio
--------------

The Company's specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company's combined ratio. For the nine months ended September 30, 2004, the combined ratio increased 1.2 percentage points to 95.0% from 93.8% the prior year. The loss ratio improved to 62.2% for the first nine months of 2004 from 71.5% a year ago benefiting from the decrease in experience rating adjustments associated with the fourth quarter 2003 producer-owned reinsurance transaction. The expense ratio increased to 32.7% for the first nine months of 2004 from 22.3% a year ago, primarily due to a higher amount of CPI commissions, lower ceding commissions and legal costs related to the bail bond reinsurance program.

Investment Portfolio
--------------------

Total investments were $76,452,479 at September 30, 2004 compared to $73,979,835 at December 31, 2003. Since year end-2003, available for sale fixed maturities increased $16,609,760 principally due to a reallocation within the investment portfolio. Short-term investments and available for sale equity securities declined $11,509,444 and $2,335,323, respectively, during the first nine months of 2004. This was consistent with the Company's change in investment allocation.

For the first nine months of 2004, net realized gains on investments were $1,072,752 versus $839,008 for the same period in 2003, which included impairments of $508,343 and $62,566 for the nine months ended September 30, 2004 and 2003, respectively. There were $57,550 of impairment charges included in net realized gains on investments for the three months ended September 30, 2004 compared to $13,238 for the same period last year.

Included in impairment charges for the nine months ended September 30, 2004 is a write down of $334,136 related to a private equity investment.

Net investment income increased 51.9% to $626,304 for the third quarter 2004, and was $308,865 or 25.4% higher for the first nine months of 2004 compared to the same periods a year ago. This improvement was due to growth in invested assets during the past twelve months combined with a higher after-tax yield. Higher yields resulted from the Company's $18.0 million reallocation of short-term investments to fixed maturities during the second and third quarters of 2004, which provided a better matching of the Company's invested assets to its product liability duration and enhanced the Company's overall investment return.

As the Company's strategy is to invest in tax exempt fixed income securities, the effective tax rate declined for the three and nine months ended September 30, 2004 compared to a year ago due to higher portfolio yields combined with a higher percentage of pretax income coming from investments compared to other operations.

Shareholders' Equity
--------------------

Shareholders' equity was $35,074,415 at September 30, 2004 compared to $33,365,028 at December 31, 2003. The $2,408,786 year-to-date increase in retained earnings was partially offset by a $937,999 decline in net unrealized gains on investments due to sales of common stock investments in 2004. Book value per share increased to $7.08 at September 30, 2004 from $6.78 at December 31, 2003.

Bancinsurance Corporation
-------------------------

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities' former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company's business partners, changes in market forces, litigation and other risk factors described from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.

                            BANCINSURANCE CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                                   (Unaudited)

                                                                 Three Months Ended                     Nine Months Ended
                                                                     September 30,                         September 30,
                                                                2004              2003                2004                2003
                                                            ------------      ------------        ------------        ------------
Revenues:
   Net premiums earned....................................  $ 12,676,975      $ 15,770,717        $ 37,160,358        $ 42,027,483
   Net investment income..................................       626,304           412,290           1,526,152           1,217,287
   Net realized gains on investments......................       106,450           371,948           1,072,752             839,008
   Codification and subscription fees.....................       868,842           913,121           2,841,183           2,669,797
   Management fees........................................         4,896            45,319              33,710             244,742
   Other income...........................................         6,518             3,299              33,519              60,148
                                                            ------------      ------------        ------------        ------------
         Total revenues...................................    14,289,985        17,516,694          42,667,674          47,058,465
                                                            ------------      ------------        ------------        ------------

Expenses:
   Losses and loss adjustment expenses....................     7,822,594        11,997,823          23,372,520          27,931,640
   Experience rating adjustments..........................      (50,834)          (56,140)           (243,536)           2,100,201
   Commission expense.....................................     2,973,981         2,094,468           7,272,310           5,419,756
   Other insurance operating expenses.....................     1,775,849         1,259,660           4,886,273           3,953,085
   Codification and subscription expenses.................       802,400           904,483           2,702,329           2,530,466
   General and administrative expenses....................       338,183           271,425             919,963             798,692
   Interest expense.......................................       220,220           117,119             651,702             336,310
                                                            ------------      ------------        ------------        ------------
         Total expenses...................................    13,882,393        16,588,838          39,561,561          43,070,150
                                                            ------------      ------------        ------------        ------------

         Income before federal income taxes...............       407,592           927,856           3,106,113           3,988,315

Federal income tax expense................................         3,549           177,681             697,326           1,063,009
                                                            ------------      ------------        ------------        ------------

         Net income.......................................  $    404,043      $    750,175        $  2,408,787        $  2,925,306
                                                            ============      ============        ============        ============

Net income per common share:
     Basic................................................  $        .08      $        .15        $        .49        $        .58
                                                            ============      ============        ============        ============
     Diluted..............................................  $        .08      $        .15        $        .47        $        .58
                                                            ============      ============        ============        ============

                            BANCINSURANCE CORPORATION
                                AND SUBSIDIARIES

                         Consolidated Balance Sheet Data


                                                                                                     September 30,    December 31,
                                                                                                          2004            2003
                                                                                                     --------------   -------------
                                                                                                       (Unaudited)
Assets
------
Investments:
 Held to maturity:
  Fixed maturities.................................................................................  $    4,913,799   $   4,872,012

 Available for sale:
  Fixed maturities.................................................................................      45,527,909      28,918,149
  Equity securities................................................................................       7,900,535      10,235,858

 Short-term investments............................................................................      17,395,236      28,904,680
 Other invested assets.............................................................................         715,000       1,049,136
                                                                                                     --------------   -------------

     Total investments.............................................................................      76,452,479      73,979,835
                                                                                                     --------------   -------------

Cash ..............................................................................................       4,247,719       2,949,627
Premiums receivable................................................................................       7,540,770      10,661,766
Accounts receivable, net...........................................................................         534,511         993,093
Reinsurance recoverables...........................................................................       2,907,398       4,926,446
Prepaid reinsurance premiums.......................................................................       8,213,726      12,244,588
Deferred policy acquisition costs..................................................................       6,307,501       4,962,150
Estimated earnings in excess of billings on uncompleted codification contracts.....................         206,023         283,336
Loans to affiliates................................................................................         837,682         770,466
Goodwill...........................................................................................         753,737         753,737
Intangible assets, net.............................................................................         864,160         920,048
Accrued investment income..........................................................................         718,769         541,519
Current federal income taxes.......................................................................         220,939               -
Other assets ......................................................................................       1,900,759       1,883,125
                                                                                                     --------------   -------------

     Total assets..................................................................................     111,706,173     115,869,736
                                                                                                     ==============   =============

Liabilities and Shareholders' Equity
------------------------------------
Reserve for unpaid losses and loss adjustment expenses.............................................      14,471,601      14,385,919
Unearned premiums..................................................................................      25,715,421      25,124,137
Ceded reinsurance premiums payable.................................................................         396,218       1,721,963
Experience rating adjustments payable..............................................................       7,471,501       6,997,784
Retrospective premium adjustments payable..........................................................       5,726,798       5,370,273
Funds held under reinsurance treaties..............................................................       1,312,188       2,646,693
Contract funds on deposit..........................................................................         983,297       1,908,184
Taxes, licenses and fees payable...................................................................          27,685       1,315,443
Current federal income taxes.......................................................................               -         511,091
Deferred federal income taxes......................................................................          15,956         852,625
Deferred ceded commissions.........................................................................         814,430       1,224,938
Commissions payable................................................................................       2,349,521       2,660,979
Billings in excess of estimated earnings on uncompleted codification contracts.....................         120,338         143,888
Notes payable......................................................................................          39,717          53,276
Other liabilities..................................................................................       1,722,087       2,122,515
Trust preferred debt issued to affiliates..........................................................      15,465,000      15,465,000
                                                                                                     --------------   -------------

     Total liabilities.............................................................................      76,631,758      82,504,708
                                                                                                     --------------   -------------

Shareholders' equity:
 Common shares.....................................................................................       1,794,141       1,794,141
 Additional paid-in capital........................................................................       1,336,425       1,337,138
 Accumulated other comprehensive income............................................................         982,266       1,920,265
 Retained earnings.................................................................................      36,748,118      34,339,332
                                                                                                     --------------   -------------
                                                                                                         40,860,950      39,390,876

 Less:  Treasury shares............................................................................     (5,786,535)      (6,025,848)
                                                                                                     --------------   -------------

     Total shareholders' equity....................................................................      35,074,415      33,365,028
                                                                                                     --------------   -------------

     Total liabilities and shareholders' equity....................................................  $  111,706,173   $ 115,869,736
                                                                                                     --------------   -------------


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